EXHIBIT 21.1

SUBSIDIARIES of GEVITY HR, INC. as of DECEMBER 31, 2003

Staff Leasing, LLC*
Gevity HR, LP*
Gevity HR II, LP*
Gevity HR III, LP*
Gevity HR IV, LP*
Gevity HR V, LP*
Gevity HR VI, LP*
Gevity HR VII, LP*
Gevity HR VIII, LP*
Gevity HR IX, LP*
Gevity HR X, LP*
Gevity HR XI, LLC* (1)
Gevity HR XII, Corp.* (2)
Gevity HR ASO, LLC*
Concorda Insurance Company Limited

* Also does business under the name “Gevity HR”.

(1) P. S. of New Mexico, Inc. became Gevity HR XI, LLC as of March 4, 2003.

(2) Jarvis Services Corp. became Gevity HR XII Corp. as of February 10, 2003.